Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Sunnova Energy International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(r)	5,865,000 (2)	$14.75	$86,508,750	0.00011020	$9,533.27	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$86,508,750		$9,533.27

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$9,533.27

(1)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (Registration No. 333-273466), filed July 27, 2023, paid with the filing of this prospectus supplement.

(2)

Includes 765,000 shares of the registrant’s Common Stock, par value $0.0001 per share, which may be purchased by the underwriters upon exercise of the underwriters’ option to purchase additional shares.